Exhibit 99.1
Important Notice Concerning Limitations on Trading in Equity Securities of
E. I. du Pont de Nemours and Company

To:	Members of the Board of Directors and Executive Officers of E. I. du Pont de Nemours and Company

From:	E. I. du Pont de Nemours and Company

Date:	December 11, 2007
     As you may know, E. I. du Pont de Nemours and Company ( “Company”) has decided to change the investment options that are available under the DuPont Savings and Investment Plan, DuPont Retirement Savings Plan, DuPont 401(k) and Profit Sharing Plan and the Thrift and Savings Plan for Employees of Sentinel Transportation LLC (together, the “Plans”). As a result, eligible employees will be temporarily unable to enroll in the Plans and participants in the Plans will be temporarily unable to change their contribution rate, direct or diversify investments in their individual accounts, including accounts that hold common stock of the Company, or obtain a loan or distribution from the Plans. This period, during which participants in the Plans will be unable to exercise these rights otherwise available under the Plans, is called a “blackout period.” The blackout period will also apply to the DuPont Retirement Savings Restoration Plan and the DuPont Salary Deferral and Savings Restoration Plan to the extent that the same or similar rights normally are available under those plans.
     Under the Sarbanes-Oxley Act of 2002, the Company’s directors and executive officers will generally be prohibited from engaging in transactions involving the Company’s equity securities (including options and other derivatives based on Company stock) during the blackout period.
     The blackout period will begin at 3 p.m. E.T. on January 25, 2008 and end at 12 a.m. E.T. on February 4, 2008. However, the blackout period may be extended due to events beyond the Company’s control that may arise as part of the transition, in which case notice will be given to directors and executive officers as soon as reasonably practicable. In addition, you can determine whether the blackout period has started or ended by contacting Merrill Lynch at (877) DD-PLANS (877-337-5267) or via the web at www.benefits.ml.com.
     Generally, during the blackout period, directors and executive officers are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of the Company acquired in connection with services performed as a director or executive officer. This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock unit grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between a director or executive officer and the Company, and as director qualifying shares.

     Securities acquired outside of your service as a director or executive officer (such as shares acquired when you were an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares sold will be presumed to come first from the covered shares unless you can identify the source of such sold shares and you can shown that the same form of identification is used for all related purposes (such as tax reporting and disclosure requirements).
     “Equity securities” are defined broadly to include options and other derivatives. In addition, the trading prohibition extends to any equity securities in which you have a direct or indirect pecuniary interest, which include, for example, shares held (i) by immediate family members sharing your household, (ii) in trust, or (iii) by controlled partnerships or corporations.
     The following are examples of transactions in which you may not engage during the blackout period: (i) exercising stock options granted in connection with your services provided as a director or executive officer; (ii) selling Company stock acquired by exercising options; and (iii) selling Company stock originally received as a restricted or performance-based stock unit grant or upon the vesting of a restricted or performance-based stock unit grant.
     Certain transactions are specifically exempted from the prohibition on trading Company stock. Examples of exempt transactions include: (1) acquisition of Company stock pursuant to certain dividend reinvestment plans; (2) any purchases or sales of Company stock made pursuant to certain written plans satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended; (3) awards of equity compensation pursuant to a plan that sets forth an objective formula for determining the amount, price and timing of awards; and (4) acquisitions or dispositions of Company stock pursuant to a bona fide gift or transfer by will or the laws of descent and distribution.
     If a director or executive officer engages in a transaction that violates these rules, he or she can be required to disgorge any profits from the transaction and will be subject to civil and criminal penalties.
     The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe. Accordingly, you should refrain from engaging in any transaction involving Company stock or derivatives based on Company stock during the blackout period.
     If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact Mary E. Bowler, Corporate Secretary, E. I. du Pont de Nemours and Company, 1007 Market Street, Wilmington, Delaware 19898, or by calling (302) 774-1000. If you have any questions regarding the blackout period, you should contact James C. Borel, Vice President, E. I. du Pont de Nemours and Company, 1007 Market Street, Wilmington, Delaware 19898, or by calling (302) 774-1000.